Exhibit p.23

THE INFORMATION CONTAINED HEREIN IS BEING PROVIDED BY OAK HILL ADVISORS, L.P. (“OHA”) FOR INFORMATION AND DISCUSSION PURPOSES ONLY. THIS INFORMATION IS CONFIDENTIAL AND INTENDED SOLELY FOR THE ADDRESSEE. THE INFORMATION MAY NOT BE PUBLISHED OR DISTRIBUTED WITHOUT THE EXPRESS WRITTEN CONSENT OF OHA AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY OR INVESTMENT PRODUCT. THIS INFORMATION IS NOT INTENDED TO, AND SHALL NOT, WAIVE THE ATTORNEY-CLIENT PRIVILEGE, WORK PRODUCT PROTECTION, OR ANY OTHER CONFIDENTIALITY PROTECTIONS OR PRIVILEGES APPLICABLE TO THE UNDERLYING WORK PRODUCT.

Oak Hill Advisors, L.P. 1 Vanderbilt Avenue, 16th Floor New York, New York 10017 T (212) 326 1500

www.oakhilladvisors.com

OAK HILL ADVISORS, L.P.,

ITS AFFILIATED INVESTMENT ADVISORS

CODE OF ETHICS AND PERSONAL TRADING POLICY

Effective October 2024

This Policy Applies to All Employees and Access Persons

GENERAL

This Code of Ethics and Personal Trading Policy (this “Policy”) has been adopted by Oak Hill Advisors, L.P. (the “Advisor”), its affiliated investment advisors (collectively, “OHA” or the “Firm”), and has been adopted by one or more of each applicable Regulated Fund in compliance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and, in the case of a Regulated Fund, Rule 17j-1 under the 1940 Act.

WHOM DOES THIS POLICY COVER?

This Policy applies to all Employees and Access Persons of OHA and that of each applicable Regulated Fund. With respect to an applicable Regulated Fund, this Policy may also apply to (i) certain affiliated persons of each Regulated Fund and (ii) a director, officer or general partner of any principal underwriter engaged by a Regulated Fund, in each case, as though they were an Employee or Access Person. For the purposes of this Policy, “Employees” includes employees, partners, directors and officers. “Access Persons” are persons who provide services to the Firm (including, but not limited to, certain consultants, advisors and temporary workers) that the Compliance Group may, from time to time, designate as such. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. These Immediate Family Members are considered to be living in the same household if they share a primary residence or permanent residence. Children in college are generally considered to be living in the same household, notwithstanding that they reside in dormitories or off-campus housing during college years. Please reach out to the Compliance Group if specific facts merit a different conclusion. Upon request, the Compliance Group will determine, on a facts and circumstances basis, whether the presumption of “Beneficial Ownership”1 may be rebutted with respect to any immediate family member living in the same household.

All Employees and Access Persons (“Applicable Persons”) are responsible for pre-approval and reporting requirements relating to their own brokerage accounts and securities as well as those of Immediate Family Members who live in their households and any direct or indirect pecuniary interests in personal investment holdings so designated by the Compliance Group. If an Employee or Access Person is aware of any other securities or brokerage accounts in which he or she may have or share a direct or indirect pecuniary interest,2 he or she must promptly report the situation to the Compliance Group.

[1]

“Beneficial ownership,” as set forth under Rule 16a-1(a)(2) of the Exchange Act shall mean the person has the right to enjoy some direct or indirect pecuniary interest (i.e., some economic benefit) from the ownership of a security. An Employee is presumed to have beneficial ownership in securities held by Immediate Family Members residing in the same household.

[2]

As determined pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”). “Pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. An “indirect” pecuniary interest includes, but is not limited to: (i) a pecuniary interest in a security held by an Applicable Person’s immediate family sharing the same household; (ii) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (iii) a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment advisor, investment manager, trustee or person or entity performing a similar function (except where (1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and (2) equity securities of the issuer do not account for more than ten percent of the market value of the portfolio); (iv) an Applicable Person’s right to dividends that is separated or separable from the underlying securities; (v) an Applicable Person’s interest in securities held by a trust, as specified in Rule 16a-8(b) under the Exchange Act; and (vi) an Applicable Person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. An Applicable Person shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the Applicable Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. .

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Securities held and received in connection with directorships relating to OHA business activities must be reported to the Compliance Group.

Employees are required to report any violations of this Policy promptly to the Compliance Group.

CODE OF ETHICS

OHA is a registered investment advisor. Accordingly:

•

All Applicable Persons must comply with applicable provisions of the federal securities laws[3] as well as other U.S. and applicable non-U.S. federal, state, and local laws, and with this Regulatory Compliance Program and with any (other) applicable Firm policy, including, without limitation, policies contained in the Firm’s Employee Handbook.

•

All Applicable Persons must act with integrity, dignity, and in an ethical manner when dealing with Clients, investors, prospective Clients and investors, regulators, counterparties, colleagues, consultants, advisors and the general public.

•

All Applicable Persons must adhere to applicable standards concerning any potential conflicts of interest with Client accounts. No Employee or Access Person should ever enjoy a benefit at the expense of the account of any Client.

•

All persons associated with OHA must preserve the confidentiality of information that he or she may obtain in the course of conducting business. Such information should be used properly and not in any way that would adversely affect the Clients’ or the Firm’s interests.

•	All Applicable Persons must conduct their personal financial affairs in a manner that does not compromise their ability to deal objectively with the Firm’s Clients.

•

All Applicable Persons must use due care and exercise professional judgment and discretion when conducting investment analysis, making investment recommendations, taking investment actions, handling Client assets and engaging in other professional activities.

[3]

“Federal securities laws” means the Securities Act of 1933, as amended, the Exchange Act, as of amended, the Sarbanes-Oxley Act of 2002, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, Title V of the Gramm-Leach-Bliley Act, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act, as amended, as it applies to funds and investment advisors, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

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•	All Applicable Persons must operate, and encourage others to operate, in an ethical manner that will reflect favorably on themselves and the Firm.

•	All Applicable Persons must maintain and improve their professional competence and strive to maintain and improve the competence of other professionals.

•	Under no circumstances are Applicable Persons permitted, in connection with any purchase or sale of a security “held or to be acquired”[4] by a Client, in each case, directly or indirectly, to:

•	Employ any device, scheme or artifice to defraud a client;

•	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•	Engage in any manipulative practice.[5]

PERSONAL TRADING POLICY

The Personal Trading Policy applies to Reportable Securities and any accounts in which Reportable Securities may be held or traded.

A.	What Are Reportable Securities?

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act and 2(a)(36) of the 1940 Act and includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, futures with underlying assets that are “Reportable Securities”, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, but does not include:

[4]

A security “held or to be acquired” is one that (i) within the most recent 15 days: (A) is or has been held by such Client; or (B) is being or has been considered by such Client or the Advisor for purchase by the Client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in (A) or (B).

[5]

With respect to a Regulated Fund, manipulative or fraudulent activity with respect to Reportable Securities by an Applicable Person or by any “affiliated person” of a Regulated Fund or the Regulated Fund advisor is expressly unlawful. For this purpose, an “affiliated person” of an entity includes (i) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of the entity; (ii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the entity; (iii) any person directly or indirectly controlling, controlled by, or under common control with, the entity; and (iv) any officer, director, partner, co-partner or employee of the entity.

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•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments,[6] including repurchase agreements; and

•	Shares issued by open-end funds (mutual funds), including money market funds.

In addition, for purposes of this Policy, Reportable Securities do not include:

•	Currencies; and

•	Commodities, futures contracts and options on commodities or futures (except single-stock futures).

There remains regulatory ambiguity as to whether and which cryptocurrencies are Reportable Securities. This depends on the facts, and any determination is still at risk of subsequent regulatory and/or enforcement scrutiny. In addition, the way an investment in cryptocurrency is structured and/or arranged may render the investment a Reportable Security. Some examples of potential Reportable Securities involving cryptocurrencies include: trading options, derivatives, or ICOs of cryptocurrencies, an investment in or using cryptocurrencies in exchange for a note or a derivative on a cryptocurrency, and lending a cryptocurrency holding and generating fee income or interest income. It may be difficult for Applicable Persons to determine, or support the determination, that a cryptocurrency holding is or is not a Reportable Security. Please consult with the Compliance Group to discuss specific fact patterns.

An account that by its terms cannot hold Reportable Securities is not subject to this Policy. The following are accounts that typically cannot hold Reportable Securities:

•	Fixed insurance, endowment or annuities policies;

•	Pension plans; and

•	U.S. states’529 accounts.

However, if an Employee or Access Person is aware that any account that appears to fall into this category actually can, in fact, hold Reportable Securities, he or she should discuss with the Compliance Group, as that account may be subject to ongoing reporting.

B.	Trading Pre-Approval

1.	General

[6]

The term “high quality short-term debt instruments” refers to instruments that have a maturity at issuance of less than 366 days and that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization.

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Subject to the exceptions identified below (Exceptions to Pre-Approval Requirement), any Employee or Access Person seeking to place a personal securities transaction, including making gifts or donations or receiving gifts, in a Reportable Security (as defined below) must obtain pre-approval through the Compliance online platform. The Compliance online platform is set up to mandate approvals from all required approvers. This includes a senior member of the investment team, a member of the Compliance Group, and, in the case of any Employee or Access Person in the United Kingdom or Luxembourg, a London-based approver (each, an “Approval Person”).7 The Employee or Access Person will be notified by email upon approval. No Approval Person may approve his or her own transaction. OHA reserves the right to reject any proposed transaction for any reason, including that it may have the appearance of improper conduct.

If an Employee or Access Person is aware of any actual or potential conflict of interest with respect to a proposed personal trade, whether or not such trade would be excepted from the pre-approval requirement, he or she should disclose all relevant facts to the Compliance Group and obtain approval prior to trading.

Even if an initial or subsequent trade authorization request with respect to a particular security is granted, there can be no assurance that a subsequent trade authorization request with respect to that security will also be granted, including for liquidating and covering transactions.

Upon pre-approval, the Employee or Access Person may choose not to trade, or to trade within the allotted approval window, any amount of the approved security. Trading of an amount or value greater than indicated in the pre-approval submission will not constitute a breach of this Policy.

OHA reserves the right (i) to withdraw a previously-granted pre-approval at any time and/or (ii) to require an Employee or Access Person to break an in-progress trade prior to settlement. Therefore, it is recommended that an Employee or Access Person who receives approval to trade a given security execute promptly. Each Employee or Access Person understands and agrees that none of OHA or any of its affiliates or a Regulated Fund shall have any liability to any Employee or Access Person for any delay in clearing, failing to clear, or withdrawing pre-approval of a security trade.

No Employee or Access Person should ever disclose to a third party (e.g., a broker or co-trustee) that he or she has not obtained pre-approval for trading in a security, because such a communication could give rise to the inference that OHA intends to trade in that security or is in possession of MNPI about that issuer.

No Employee or Access Person may trade in a security of an issuer that is on OHA’s Restricted List or for which the Employee or Access Person is aware that they or the Firm has MNPI at the time of the trade. An Employee or Access Person who is aware that an issuer is or becomes restricted for trading may not trade, even if personal trading approval has been granted, absent specific waiver from the Compliance Group in reference to the restriction.

[7]

Steve Jones, Alan Schrager and Adam Kertzner are the designated investment team approvers as of the date of this Policy, and their approval is required, other than for private transactions. These approvers’ own personal transactions may be approved by each other or Glenn August. The European General Counsel and CCO, or his designee, is the London-based approver for Employees or Access Persons in the UK.

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Following pre-approval, if an Employee or Access Person becomes aware of facts that would render the trade impermissible under this Policy, they may not trade, even if personal trading approval has been granted, absent specific waiver from the Compliance Group in reference to those facts. For example, if they become aware that an issuer is restricted, they would need to notify the Compliance Group and receive a specific waiver.

2.	Two (2) Business Day Trading Window Following Pre-Approval

Once pre-approval is granted to an Employee or Access Person, such person generally has until the end of the second business day following the date of approval to transact in that Reportable Security (for a total of up to 3 trading days: Approval Date + 2 business days). If the Employee or Access Person wishes to transact in that Reportable Security after that time, he or she must obtain pre-approval again as described above.

3.	90 Calendar Day Trading Window Following Pre-Approval – Private Investments and Initial Public Offerings (“IPOs”)

For private investments and investments in IPOs only, after submitting a request for pre-approval through the Compliance online platform, the Employee or Access Person must provide relevant information and documentation describing the proposed investment, such as a confidential memorandum, term sheet, limited partnership agreement, and/or pitchbook, directly and promptly to the Compliance Group. The information and documentation provided needs to be sufficient to enable the Compliance Group to confirm the absence of any actual or potential conflict of interest. The submitting Employee or Access Person is responsible for identifying any conflicts or appearance of conflicts.

Examples of private investments may include an investment in a private fund or investments in private companies unaffiliated with the Firm (such as in a start-up business or family member or friend’s restaurant or retail store). A private investment may be made, for example, via a subscription agreement or a privately placed bond, equity or note. For a commitment-style private investments, subsequent capital calls do not need to be individually pre-approved or reported, provided the full commitment has been previously pre-approved and reported, although holdings information needs to be updated annually as required.

An IPO is the first sale of a corporation’s common shares in the public marketplace. The Employee is responsible for determining that his or her participation is permitted under FINRA Rule 5130 (Restrictions on the Purchase and Sale of IPOs of Equity Securities) and Rule 5131 (New Issue Allocations and Distributions). An Employee or Access Person shall not submit a pre-approval request for an IPO unless and until he or she has concluded the trade is permitted under the preceding sentence.

Once pre-approval is granted, the Employee or Access Person has until the end of the ninetieth calendar day following the date of approval to transact in that Reportable Security (for a total of up to 91 days: Approval Date + 90 calendar days).

In order for an Employee or Access Person to invest in a private investment or IPO, the Compliance Group must conclude that (i) the transaction would not breach OHA’s fiduciary duty owed to Clients and (ii) there is no conflict with any Client’s holdings or trades.

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The reporting obligation is separate and in addition to the pre-approval requirement. If approved and transacted, the transaction itself must be separately reported through the Compliance online platform, even if the terms are identical to what was pre-cleared.

4.	Interests in OHA-Managed Funds

With regard to any fund that is sponsored or managed by OHA, Applicable Persons may not trade if they are in possession of information relating to the fund that would constitute material non-public information with respect to the fund interest, such as an unexpected extension vote or a large impending mark-down.

Any trading in an OHA-managed privately traded fund that is not at launch should be pre-cleared and reported. Reporting of such trades at launch and reporting of holdings is deemed made, as Client Coverage is responsible for maintaining these reports and making them available to the Compliance Group upon request.

Any trading in an OHA-managed Regulated Fund should be pre-cleared and reported, whether or not at launch. Trade requests will only be allowed during the open trading window, which is expected to occur each month for a two week period following the finalization of portfolio valuations. Blackout periods in OHA Regulated Fund trading may be established on an as needed basis by the Chief Compliance Officer of the relevant Regulated Fund.

5.	Employee Investments Made in Connection with an Outside Business Activity

In certain circumstances, a private investment may be incidental to an outside business activity. In general, such situations will be addressed pursuant to the Outside Business Activity policy.

C.	Trading Pre-Approval Requirement Exemptions

1.	Upper Tier Interests in the Firm and in its Affiliates

A limited partnership interest in the Firm or in other “upper tier” affiliates, including investment advisory or general partner or general partner sponsor commitment entities, is exempt from both pre-approval and transaction reporting obligations. Reporting is deemed made, as Management Company Accounting is responsible for maintaining these reports and making them available to the Compliance Group upon request.

2.	Other Exemptions

The pre-approval requirements for Reportable Securities noted above shall not apply to the transactions that fall under any one of the following categories, provided that Applicable Persons are nonetheless prohibited from engaging in transactions that violate the guiding principles of this Policy, and any reporting rules continue to apply:

•

Purchases, sales or other transactions effected in any account over which an Employee or Access Person has no direct or indirect influence or control, such as transactions by a broker or an investment advisor outside the Firm who has been given, in writing, complete discretionary management over the account. The Compliance Group must evaluate and

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approve such exceptions if appropriate, on a case-by-case basis. For the avoidance of doubt, this exemption does not apply to TROW securities. See Trading in the T. Rowe Price Group Securities for additional guidance;

•	Involuntary transactions, e.g., if the transaction was an involuntary forced sale out of a margin account;

•	Purchases that are part of an automatic investment plan (such as DRIPs);[8]

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•

Acquisitions or dispositions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•

Any investment grade fixed income securities transactions, or series of related transactions effected over a 30 calendar day period involving 500 units or less ($500,000 principal amount or less, or for assets denominated in euro or sterling, €500,000 or £500,000 or less, respectively), in the aggregate, if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such securities by a Client, and any derivative (such as an option) thereon, provided that the derivative transaction shall be counted toward the limit;

•

Any investment grade sovereign securities transactions, if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such sovereign credit by a Client, and any derivative (such as an option) thereon;

•

Purchases or sales in municipal or state bonds and any derivative (such as an option), if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such municipal or state bonds by a Client, and any derivative thereon;

•

The assignment of or exercise of an option at expiration, provided the action is involuntary or automatic or that is the sole contractual date of exercise (and further provided that the purchase or sale of such option remains subject to pre-approval and reporting);

•

Any purchase or sale of any closed-end fund, unit investment trust, exchange-traded note, exchange-traded fund or index-linked note based on non-Reportable Securities (e.g., raw commodities) or based on an index or basket with 20 or more underlying securities, and any derivative (such as option) thereon, provided that the exemption does not apply if based primarily on U.S. and/or European bank loan or high yield bond indices or baskets or if the applicable fund, trust or issuer is advised by the Firm; and

[8]

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan (“DRP”).

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•

Any purchase or sale of any future or option on a securities index with 20 or more underlying securities, and any derivative (such as option) thereon, provided that the exception does not apply if the future or option is based primarily on U.S. and/or European bank loan indices or high yield bond indices.

A proposed transaction only needs to meet the requirements of one of the exemptions listed in order to be exempt from pre-approval. Some proposed transactions may qualify for more than one of the exemptions.

Whether pre-approved or exempt from pre-approval, each transaction in a Reportable Security must be separately reported through the Compliance online platform.

D.	No Short-Term Trading or Trading Contemporaneously with OHA

Applicable Persons are prohibited from engaging in the purchase and sale, or sale and purchase, of a Reportable Security within 30 calendar days, whether or not the security is also held by a Client, unless such security is otherwise exempt from the pre-approval requirements or the Employee or Access Person receives prior written approval from the Compliance Group. For purposes of determining compliance with this rule, the 30-day count re-sets each time the Employee or Access Person trades in a security, regardless of the size of the trade. For purposes of this 30-day rule only, generally, the purchase or sale of an option (but not the exercise of such option) will be considered as equivalent to a trade in the underlying security. For the avoidance of doubt, the exercise of options within 30 days of acquiring the option position does not breach the 30-day restriction.

Based on all information available to them at the time of the trade, Applicable Persons are prohibited from trading a security within 5 business days before OHA trades in that security for a Client, including a security with respect to which they are aware that a buy or sell order for a Client is pending. Applicable Persons are prohibited from trading in a security for 5 business days after OHA trades in that security for a Client.

These prohibitions are designed to prohibit potential scalping, front running and piggybacking and to minimize the appearance that an Employee or Access Person is attempting to capitalize inappropriately on the market impact of trades in securities that may be held by a Client.

E.	Opening New Brokerage Accounts

Applicable Persons may only open new brokerage accounts where the accounts can be enabled for automated feed on the Compliance online platform and are held with permissible brokerage firms, as indicated by the Compliance Group. If a new account fails to meet this criterion, it shall not be a breach of this Policy if the Employee or Access Person promptly closes the account and provides statements relating to the duration of its existence or the Compliance Group otherwise permits. Please consult with the Compliance Group if you are not sure whether an account can be set up for an automated feed.

Applicable Persons are required to disclose as soon as possible and in no event later than 30 days after the end of the calendar quarter any new brokerage accounts.

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If a brokerage account pre-dates the Applicable Person’s employment at OHA, such brokerage account must be reported at the time of hire and OHA may determine that such account is not permitted, in which case it must be closed.

F.	Reporting Requirements

In order to provide OHA with information to enable it to determine with reasonable assurance any indications of scalping, front running, piggybacking, insider trading or the appearance of a conflict of interest with the trading for Clients, unless otherwise noted under Reporting Requirement Exemptions, each Applicable Person shall submit the reports and forms described below to the Compliance Group showing all securities accounts, transactions and holdings in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

Transactions in Reportable Securities exempted from the Firm’s pre-approval requirements pursuant to Trading Pre-Approval Requirement Exemptions above are nonetheless subject to reporting requirements.

Unless otherwise directed, all reports shall be submitted through the Compliance online platform.

1.	New Employee and Access Person Securities Accounts and Holdings Reports

New Applicable Persons are required to report all of their personal securities accounts and holdings in Reportable Securities to the Compliance Group not later than 10 days of the commencement of their employment or their designation as Access Persons on the Initial Holdings Reports Form set out in Exhibit A hereto, or in such other manner as required by the Compliance Group. The report must be current as of a date not more than 45 days prior to the date the person becomes an Employee or Access Person.

For any reportable account, the Applicable Person shall be responsible for arranging consents from the account owners to disclosure of the account number(s), transaction information and any other information necessary to comply with applicable reporting requirements.

2.	Annual Securities Accounts and Holdings Reports

Applicable Persons are required to provide the Compliance Group with a complete list of securities accounts and holdings in Reportable Securities on an annual basis, upon request by the Compliance Group. The report shall be current as of a date no earlier than 45 days prior to such reporting date, on the Compliance online platform.

Applicable Persons must disclose all applicable securities accounts, even if there are no Reportable Securities held in the account at the time of disclosure.

3.	Quarterly Transaction Reports

Applicable Persons are required to disclose as soon as possible and in no event later than 30 days after the end of the calendar quarter the opening or closing of any brokerage accounts and any transactions in Reportable Securities (including private and publicly traded securities) entered into

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in such calendar quarter. Transactions may be disclosed on a duplicate brokerage account statement delivered to OHA, or through the Compliance online platform (for additional details, see Copies of Duplicate Brokerage Account Statements below).

Transactions in publicly traded securities not disclosed on a brokerage account statement (e.g., the exercise of a stock option) and transactions in privately held securities (e.g., private placement) shall be reported through the Compliance online platform manually or in such other manner as required by the Compliance Group.

Applicable Persons are reminded that the reporting requirements apply also to securities and accounts of Immediate Family Members living in their household.

4.	Copies of Duplicate Brokerage Account Statements

To help reasonably ensure that duplicate brokerage account statements are received for all securities accounts in which an Employee or Access Person or their Immediate Family Member living in their household may transact in Reportable Securities, Applicable Persons are required to comply with all Compliance requests to set up automatic electronic feed into the Compliance online platform.

For reportable accounts that are permitted to remain open notwithstanding that they are not feed-eligible, the Employee or Access Person is responsible for arranging and maintaining electronic delivery of account statements. If automated delivery is not possible, Employee or Access Person must provide an electronic copy each quarter.

G.	Reporting Requirement Exemptions

On a case-by-case basis, the Compliance Group may permit exemptions from the pre-approval and transaction/holding reporting obligations for certain accounts. These exceptions include:

•

securities in an account over which the Employee or Access Person has no direct or indirect influence or control, excluding transactions in TROW Securities (see Trading in the T. Rowe Price Group Securities), or

•

holdings and transactions pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-approved and reported.

In each case, the opening and closing of the account itself must be reported and each new account and automatic investment plan is subject to review by the Compliance Group before designation as exempt from transaction/holding reporting and pre-approval.

For any such account, the Employee or Access Person undertakes not to instruct trading, whether directly or indirectly, and will promptly notify the Compliance Group should he/she believe that he/she (or any Immediate Family Member living in the same household) has influenced a trade in such an account.

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Employees are not required to report OHA-sponsored 401(k) accounts, unless they have elected the brokerage-account option.

H.	Trading in the T. Rowe Price Group Securities

OHA is required to preclear any transaction in the T. Rowe Price Group (“TROW”) common stock and any related options/derivatives (“TROW Securities”) with the T. Rowe Price Code of Ethics team. Please note, the preclearance requirements also apply to any third-party managed accounts whose transactions Applicable Persons would not otherwise be required to report to or pre-clear with OHA.

Any Employee or Access Person seeking to trade in TROW Securities must reach out to the Compliance group and obtain pre-approval through the Compliance online platform.

Applicable Persons are not restricted in trading mutual funds managed by TROW or its affiliates.

DIRECTORS OF REGULATED FUNDS

A.	Approval of Material Changes to Code of Ethics

The Board of a Regulated Fund, including a majority of directors who are not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act (i.e., “independent directors”), must approve any material changes to the Code of Ethics as it applies to the Regulated Fund. Before approving any material change to the Code of Ethics, the Board must receive a certification from such Regulated Fund and its advisor that each has adopted procedures reasonably necessary to prevent Applicable Persons from violating such Code of Ethics. The Board must approve material changes to the Code of Ethics no later than six months after adoption of the material change.

B.	Applicability of Reporting and Pre-Approval to Board Members

Notwithstanding anything to the contrary elsewhere in this Policy, the Board members that are independent are exempt from all reporting and pre-approval requirements, provided that all Board members must seek pre-approval for and report any transactions and holdings in (i) shares of the relevant Regulated Fund and (ii) interests in any Reportable Security if the Board member knew or, in the ordinary course of fulfilling his or her official duties as a Board member, should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, such Regulated Fund purchased or sold the Reportable Security, or such Regulated Fund or its advisor on its behalf considered purchasing or selling the Reportable Security.

Independent board members that are required to seek pre-approval pursuant to the above paragraph should submit the Independent Board member Pre-Approval Form, attached as Exhibit B hereto, to a Regulated Fund CCO. After completing any transaction pursuant to the above paragraph, independent board members should submit the Independent Board member Transaction Report, attached as Exhibit C hereto, to a Regulated Fund CCO.

C.	Annual Report to the Board

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A Regulated Fund CCO shall prepare and the Board shall consider, no less frequently than annually, a written report that (i) describes any issues under this Policy since the previous report including, but not limited to, information about material violations of this Policy and sanctions imposed in response to the material violations and (ii) certifies that such Regulated Fund its advisor have adopted procedures reasonably necessary to prevent Applicable Persons from violating the Policy.

RECORDS

The Firm shall maintain records in such a manner as to be available for appropriate examination by representatives of the SEC, subject to attorney-client privilege. A copy of this Policy and any other Code of Ethics which is, or at any time within the past six years has been, in effect shall be preserved in an easily accessible place.

A copy of each report made pursuant to this Policy by the Compliance Group or another Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least six years from the date the document was created or last altered (whichever is more recent), the first two years in an easily accessible place.

A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

A record of any violation of this Policy, and of any action taken as a result of the violation, shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

With respect to a Regulated Fund, a copy of each report required to be given to the Board of such Regulated Fund shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of interests in any IPO by an Employee or Access Person for at least six years from the date the document was created or last altered (whichever is more recent), the first two years in an easily accessible place.

TRAINING

The Compliance Group conducts periodic training programs on this Policy. All persons who are invited are required to attend.

REVIEW

The Compliance Group shall review at least annually the provisions of this Policy, including upon any material change to the Firm’s business or operations and upon any other change in circumstances that may have a material impact upon this Policy.

QUESTIONS

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Please direct any questions about this Policy to the Compliance Group.

CERTIFICATION

All Applicable Persons shall be required to certify upon commencement of their employment or upon becoming an Access Person that they have read and understand this Policy and that they agree to comply with it. In addition, all Applicable Persons shall be required to re-certify periodically (upon request) that they have read and understand this Policy and are in compliance with the current Policy.

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EXHIBIT A

INITIAL & ANNUAL HOLDINGS REPORT – SECURITIES ACCOUNTS

Employee or Access Person Name:

This completed form is due within 10 calendar days of commencing work at OHA. The information must be current as of a date not more than 45 days before such commencement date. This form should be submitted to cgpersonaltrading@oakhilladvisors.com. Once reviewed, CGPersonalTrading will provide instructions to enter through the Compliance online platform.

Start date:

Name of Broker-Dealer or Bank	Account Title (as Shown on Statement)	Name on Account	Account Number	Can Account Hold Reportable Securities[9] (Y/N)	Managed Account (Y/N)

Use additional sheets as necessary.

I certify that this form fully discloses all securities accounts (including 401(k) and IRA accounts) in which I or an immediate family member10 living in my household has a direct or indirect economic interest.11

Signature	Date

[9]

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act and 2(a)(36) of the 1940 Act and includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, futures with underlying assets that are “Reportable Securities”, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, but does not include:

direct obligations of the Government of the United States;

bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by open-end funds (mutual funds), including money market funds; and

transactions in currency, such as currency exchange.

[10]

“Immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. These Immediate Family Members are considered to be living in the same household if they share a primary residence or permanent residence. Children in college are generally considered to be living in the same household, notwithstanding that they reside in dormitories or off-campus housing during college years. Please reach out to the Compliance Group if specific facts merit a different conclusion.

[11]	An “indirect economic interest” is an economic interest that you hold by reason of any contract, understanding or relationship (e.g., family) in securities held in the name of another person.

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INITIAL & ANNUAL HOLDINGS REPORT

PUBLICLY TRADED AND PRIVATELY HELD SECURITIES

Employee or Access Person Name:

This completed form is due within 10 calendar days of commencing work at OHA. The information must be current as of a date not more than 45 days before such commencement date. This form should be submitted to cgpersonaltrading@oakhilladvisors.com. Once reviewed, CGPersonalTrading will provide instructions to enter through the Compliance online platform.

Start date:

Security Name	Number of Shares	Principal Amount[12]	Security Type[13]	Ticker or CUSIP (if applicable)	Custodian (Bank or Broker- Dealer)

Use additional sheets as necessary.

I certify that this form fully discloses all Reportable Securities (which includes interests in LPs and LLCs) in which I or an immediate family member living in my household has a direct or indirect economic interest. This includes securities held by a broker-dealer, at my home, in a safe deposit box or by an issuer. For securities reflected in brokerage account statements, I have attached copies of holdings statements (in lieu of writing the positions directly in the chart).

Signature	Date

[12]	For partnership or LLC interests, “Principal Amount” is your capital commitment or fair market value.
[13]	Examples of “Security Type” include: equity, fixed income and LP or LLC interests.

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EXHIBIT B

REGULATED FUND INDEPENDENT DIRECTOR PRE-APPROVAL FORM

**AN EXECUTED COPY OF THIS FORM MUST BE PROVIDED TO THE REGULATED FUND CCO **

TO: Chief Compliance Officer, Regulated Fund	FROM:

If you are seeking authorization to enter into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, or to amend a previously adopted plan, please check the following box, and attach the trading plan to this Form: ☐

If you are seeking authorization to execute a trade1 in your personal brokerage account (or in the brokerage account of an immediate family member living in your household), please complete the following:

Date of Trade Authorization Request:	Name of Security:

Type of Order (buy 500 shares, etc.):	Name and Address of Beneficial Owner:

All Independent Directors must answer the following:

To your knowledge, do you possess material non-public information regarding the security or the issuer of the security?	Yes	No

To your knowledge, is there a blackout period in effect with respect to the security?	Yes	No

To your knowledge, in the fifteen (15) days before or after your proposed transaction, has Regulated Fund purchased or sold the security, or considered purchasing or selling the security?	Yes	No

Have you, (or any of your immediate family members living in your household) purchased or sold the security (or equivalent securities) in the prior 30 calendar days?	Yes	No

Authorization, if granted, to trade in the requested security shall expire at the end of the second business day following the date of approval or upon notification that authorization to trade in this security is terminated. You may trade a smaller amount than approved, but trades exceeding approved amounts require separate approval.

TO BE COMPLETED BY REGULATED FUND CCO:

Has Regulated Fund traded in the security within the five (5) business days prior to this trade request?		Yes	No

Approval Date	Chief Compliance Officer, Regulated Fund	Expiration Date

[1]

All Regulated Fund Directors must seek pre-approval for and report any transactions and holdings in (1) shares of a Regulated Fund and (2) interests in any Reportable Security if the Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of a Regulated Fund, should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, a Regulated Fund purchased or sold the Reportable Security, or a Regulated Fund or the Advisor on behalf of a Regulated Fund considered purchasing or selling the Reportable Security.

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EXHIBIT C

REGULATED FUND INDEPENDENT DIRECTOR TRANSACTION REPORT

**AN EXECUTED COPY OF THIS FORM MUST BE PROVIDED TO THE REGULATED FUND CCO**

TO: Chief Compliance Officer, Regulated Fund	FROM:

I hereby report the following trade15 in my personal brokerage account (or in the brokerage account of an immediate family member living in my household):16

Date of Trade:	Title of Security:

Type of Order (purchase, sale, other acquisition or disposition):	Number of Shares/Principal Amount:

Interest Rate/Maturity Date (if applicable):	Price:

Name of Broker, Dealer or Bank:

Report submitted by:

Signature

Date:

[15]

All Regulated Fund Directors must seek pre-approval for and report any transactions and holdings in (1) shares of a Regulated Fund and (2) interests in any Reportable Security if the Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of a Regulated Fund, should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, a Regulated Fund purchased or sold the Reportable Security, or a Regulated Fund or the Advisor on behalf of a Regulated Fund considered purchasing or selling the Reportable Security.

[16]	If trades are executed in separate tranches over multiple days, please provide information for each date/tranche by attaching duplicate sheets.

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